UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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GulfMark Offshore, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            Notice of
            Annual Meeting of
            Stockholders and
            Proxy Statement

Annual Meeting

May 18, 2007
The Reuters Conference Center at 3XSQ
The Reuters Building
Three Times Square, 30th Floor
New York, New York 10036

GULFMARK OFFSHORE, INC.
10111 Richmond Avenue, Suite 340
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the “Company”) will be held in The Reuters Conference Center at 3XSQ, The Reuters Building, Three Times Square, 30th Floor, New York, New York 10036, on Friday, May 18, 2007 at 9:00 A.M., Eastern Daylight Time, for the following purposes:

1. To elect a Board of nine (9) directors.

2. To vote on a proposal to ratify the selection of UHY LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2007.

3. To vote on Amendment No. 3 to the Company’s 1997 Incentive Equity Plan (the “1997 Plan”) to (i) increase the number of shares reserved for issuance thereunder by 800,000 shares, (ii) define the determination of the ten year duration for incentive stock options and (iii) change the determination of fair market value.

4. To vote on Amendment No. 1 to the Company’s 2005 Non-Employee Director Share Incentive Plan (the “2005 Plan”) to (i) increase the annual restricted stock award for non-employee directors from 2,000 shares to 2,200 shares, (ii) decrease the vesting period on all benefits from three years to one year, (iii) make all restrictions on benefits lapse upon death, disability or retirement, (iv) change the determination of fair market value and (v) change the termination date of the 2005 Plan from the 2010 Annual Meeting to the 2015 Annual Meeting.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 23, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting.

You are cordially invited to attend the meeting. Please note an admission ticket plus photo identification (valid drivers’ license or passport) will be required to attend the Annual Meeting. Only persons with an admission ticket or those who are guests of the Company may join the Annual Meeting. If your shares are registered in your name, your admission ticket will be part of your proxy card. If your shares are registered in the name of a broker, trust, bank or nominee, you must bring a proxy or letter from that broker, trust, bank or nominee or your most recent brokerage account statements confirming that you are a beneficial owner of those shares as of the record date.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE MEETING AND SHOULD REQUEST SUCH A RETURN.

By Order of the Board of Directors

/s/ Edward A. Guthrie
Edward A. Guthrie
Secretary
Date: April 17, 2007

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2007

The accompanying proxy is solicited by GulfMark Offshore, Inc. (the “Company”) at the direction of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 18, 2007, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof. When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named therein unless contrary instructions are given.

Where no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election as directors of all nominees. If authority to elect directors is withheld on the proxy, the proxy will not be used for the election as directors of all nominees and will also not be used for the election of any individuals whose names are written in the blank spaces on the proxy. Where no instruction is indicated with respect to the election of all nominees named in proposal no. 1 of the proxy, but names of one or more nominees are listed in the blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Where no instruction is indicated on the proxy with respect to the ratification of the selection of UHY LLP as independent public accountants for 2007, the adoption of Amendment No. 3 to the 1997 Plan and the adoption of Amendment No. 1 to the 2005 Plan, the proxy will be voted FOR the ratification and the two plan amendments.

Any stockholder of the Company has the right to revoke his or her proxy at any time prior to its use by submitting to the Secretary of the Company a written revocation or duly executed proxy card bearing a later date.

Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by directors, officers and regular employees of the Company, without additional compensation.

This proxy statement was first sent or given to stockholders on or about April 20, 2007.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held May 18, 2007, is the close of business on March 23, 2007 (the “Record Date”). As of the Record Date, there were 22,769,131 shares of the Company’s common stock (the “Common Stock”) issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

The following table sets forth certain information with respect to each person who on March 23, 2007, was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
Lehman Brothers Holdings Inc.(2) 745 Seventh Avenue New York, New York 10019	2,174,918	9.55%
Steinberg Asset Management, LLC(3) 12 East 49th Street, Suite 1202 New York, New York 10017	2,028,718	8.91%
Dimensional Fund Advisors LP(4) 1299 Ocean Avenue Santa Monica, California 90401	1,262,396	5.54%
Estabrook Capital Management LLC(5) 1633 Broadway, 30th Floor New York, New York 10019	1,170,830	5.14%

(1)Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

(2)The information shown above was obtained from the Form 4, dated March 5, 2007, as filed with the SEC by Lehman Brothers Holdings Inc. (“Lehman”). Lehman has sole voting power and sole investment power over the shares. See “Security Ownership of Directors and Officers” with respect to Messrs. Butters and Millard, who are directors of the Company and Managing Directors of a subsidiary of Lehman. Subsequent to the Record Date, Lehman sold 145 shares, and based on the number of shares outstanding on the Record Date, Lehman is the beneficial owner of 9.55% of our shares.

(3)The information shown above was obtained from the Schedule 13G/A, dated February 9, 2007, as filed with the SEC by Steinberg Asset Management, LLC (“Steinberg”). Steinberg has sole dispositive power of 1,933,318 shares and Michael A. Steinberg has sole dispositive power of 95,400 shares.

(4)The information shown above was obtained from the Schedule 13G/A, dated February 9, 2007, as filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”). Dimensional (formerly, Dimensional Fund Advisors Inc.), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Dimensional Funds. However, all securities reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities.

(5)The information shown above was obtained from the Schedule 13G, dated January 10, 2007, as filed with the SEC by Estabrook Capital Management LLC (“Estabrook”). Estabrook acts as an investment advisor and in such capacity has sole voting power and sole dispositive power over the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Lehman Brothers Inc.

As of the Record Date, Lehman owned an aggregate of 2,174,918 shares of our common stock, representing approximately 9.55% of our outstanding Common Stock. Lehman is the parent of Lehman Brothers Inc.

Lehman Brothers Inc. and certain of its affiliates from time to time during the past three years have provided certain investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and they may provide these services to us in the future, for which they expect to receive customary fees and commissions. The address of Lehman Brothers Holdings Inc. is 745 Seventh Ave, New York, New York 10019.

Approval of Related Person Transactions

In accordance with the directive of the Board, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring approval occurred in 2006.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of the Record Date, the number and percentage of Common Stock beneficially owned by each of the Company’s directors, each executive officer named in the summary compensation table included under “Executive Officers and Compensation,” and all directors and officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned	Percent of Class(4)	Units Equivalent to Common Stock(5)	Total Interest in Common Stock and Unit Equivalent
Peter I. Bijur	4,400	20,000	5,000		29,400	—	1,670	31,070
David J. Butters	4,400	40,000	674,613	(6)(8)	719,013	3.16%	9,468	728,481
Marshall A. Crowe	4,400	30,000	24,538		58,938	—	—	58,938
Louis S. Gimbel, 3rd	4,400	40,000	360,888	(7)	405,288	1.78%	2,755	408,043
Sheldon S. Gordon	4,400	40,000	15,000		59,400	—	14,698	74,098
Robert B. Millard	4,400	40,000	741,513	(8)	785,913	3.45%	9,677	795,590
Robert T. O’Connell	3,500	—	2,000		5,500	—	1,016	6,516
Rex C. Ross	3,500	—	2,000		5,500	—	—	5,500
Bruce A. Streeter	94,375	386,000	171,296		651,671	2.86%	26,602	678,273
Edward A. Guthrie	53,043	72,000	116,782		241,825	—	22,462	264,287
John E. (Gene) Leech	52,408	182,000	98,384		332,792	1.46%	22,458	355,250
Carla S. Mashinski	9,666	—	5,453		15,119	—	5,759	20,878
All directors and officers as a group (12 persons)	242,892	850,000	2,217,467		3,310,359	14.54%	116,565	3,426,924

(1)Includes Common Stock held for directors and executive officers pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)Unless otherwise indicated below, beneficial ownership of the Common Stock reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer. Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of Common Stock.

(4)Percentage based solely on Total Common Stock Beneficially Owned. Less than one percent unless otherwise indicated.

(5)Each director and officer of the Company can participate in the executive deferred compensation plan, as described herein.

(6)Includes 43,400 shares of Common Stock owned by trusts of which Mr. Butters is the co-trustee and 80,400 shares beneficially owned by Mr. Butters’ wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

(7)Includes 30,420 shares of Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.

(8)Messrs. Butters and Millard are Managing Directors of Lehman Brothers Inc., a subsidiary of Lehman, as described in Certain Relationships and Related Transactions above. Each of Messrs. Butters and Millard disclaims beneficial ownership of such shares held by Lehman.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated nine directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting and until such director’s successor is elected and qualified. Each nominee listed below is currently a director of the Company and, with the exception of Messrs. Ross and O’Connell, was elected as a director by the stockholders of the Company. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Name of Nominees	Age	Year First Became Director
Peter I. Bijur	64	2003
David J. Butters	66	1989
Marshall A. Crowe	86	1978
Louis S. Gimbel, 3rd	78	1970
Sheldon S. Gordon	71	2001
Robert B. Millard	56	1989
Robert T. O’Connell	69	2006
Rex C. Ross	63	2007
Bruce A. Streeter	58	1997

      No family relationship exists between any of the above nominated directors or the executive officers listed below. Mr. Streeter is our President and Chief Executive Officer and all other directors, other than Messrs. O’Connell and Ross are standing for re-election. Messrs. O’Connell and Ross have been nominated by our Governance and Nominating Committee.

Peter I. Bijur serves as a member of the Audit, Compensation and Governance & Nominating Committees. Mr. Bijur currently serves on the Board of Volvo AB and was the former Chairman of the Board and Chief

Executive Officer of Texaco Inc. from 1996 until 2001 when he retired. Mr. Bijur formerly served as a member of the Board of Trustees of Middlebury College and Mount Sinai-New York University Health. Mr. Bijur has served as a director of the Company since 2003.

David J. Butters is Chairman of the Board of Directors and is a member of the Compensation Committee. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman, where he has been employed for more than the past five years. Mr. Butters is currently a director of the Boards of Weatherford International, Inc. and Grant Prideco Inc. Mr. Butters has served as a director of the Company since its formation in 1996 and served as a director of GulfMark International, Inc., our predecessor, from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Marshall A. Crowe serves as a member of the Audit Committee. Since January 1978, Mr. Crowe has served as President of M. A. Crowe Consultants, Inc., providing consulting services in the energy and financial fields. For four years prior thereto, he was Chairman of the National Energy Board of Canada and was previously Chairman of the Board of Canada Development Corporation, which was engaged in the business of making equity investments in Canadian enterprises. Mr. Crowe is also of counsel at Johnston & Buchan, barristers and solicitors, Ottawa, Canada. From 1995 to 2003, and from 2005 to present, Mr. Crowe was also a member of the Governing Board of Law Society of Ontario and was a Board member from 2005 to the present. Mr. Crowe has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1978 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc. Mr. Crowe is a Canadian citizen.

Louis S. Gimbel, 3rd is a member of the Governance & Nominating Committee. He is Chief Executive Officer of S. S. Steiner, Inc., Chairman of the Board of Hops Extract Corporation of American and Manager of Stadelman Fruit LLC. Mr. Gimbel is also a director of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH. He has been employed by S.S. Steiner, Inc. for more than the past five years. S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops. He is also a Trustee for the Monmouth County (WJ) Conservation Foundation. Mr. Gimbel has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1970 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Sheldon S. Gordon is a member of the Audit, Compensation and Governance & Nominating Committees. He has been Chairman of Union Bancaire Privée International Holdings, Inc. from May 1996 to the present. Mr. Gordon is currently a director of Ametek, Inc., Union Bancaire Privée, Holland Balanced Fund, and New York Eye & Ear Infirmary. Mr. Gordon has served as a director of the Company since 2001.

Robert B. Millard is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman, where he has been employed for more than the past five years. Mr. Millard also serves as a Director of Weatherford International, Inc. and L-3 Communications Corporation. Mr. Millard has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

Robert T. O’Connell is a member of the Audit Committee. Mr. O’Connell was the former CFO of General Motors from 1988 to 1992 and CEO of GMAC Financial Services from 1992 until his retirement in 1994. He subsequently served in various financial capacities at RWD Technologies, Inc. from 1997 to 2003. He currently serves on the Board of Directors of CenterPoint Energy, Inc.  He also serves on two Governor-appointed commissions of the State of Massachusetts.  He is active in civic affairs in the Boston area and currently serves as an overseer of the Boston Symphony Orchestra. Mr. O’Connell has served as a director of the Company since 2006.

Rex C. Ross was elected as a director of the Company in March 2007. Mr. Ross founded GeoQuest in 1984 and joined the Schlumberger group of companies when they acquired GeoQuest in 1993. He subsequently held various positions of increasing responsibility until 2004 when he retired from Schlumberger Limited. Mr. Ross currently serves on the Board of Directors of Schlumberger Technology Corporation and Enterprise Products Partners LP.

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997 and as Chief Executive Officer since 2006. He was elected as director of the Company in 1997. He served as President of our predecessor’s Marine Division from November 1990 until he became President and Chief Operating Officer of the Company. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities, including General Manager Marine Division.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE COMPANY RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ADDITIONAL INFORMATION REGARDING BOARD OF DIRECTORS

Board Committees and Meetings

Pursuant to our By-Laws, the Board of Directors has established several committees, including an Audit Committee, a Compensation Committee and a Governance & Nominating Committee. During the year ended December 31, 2006, the Board of Directors met five times, the Audit Committee met seven times, the Compensation Committee met two times and the Governance & Nominating Committee met four times. During 2006, each director attended at least 86% of the combined Board of Directors meetings and meetings of committees of the Board on which he served. Our policy regarding director attendance at the Annual Meeting is that directors are invited to attend, and that we will make all appropriate arrangements for directors that choose to attend. In 2006, all directors then serving, except Mr. Millard, attended the Annual Meeting.

Board Independence

Our Board has determined that each of the eight non-management directors of the Company qualifies as an “independent” director under the NASDAQ Global Select corporate governance rules and that each member of the audit committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”). These eight independent, non-management directors comprise in full the membership of each committee described below in this “Board Committees and Meetings” section.

To be considered independent under the NASDAQ Global Select rules, our Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, a director will not be independent if, within the preceding three years,

•	the director was employed by the Company;
•	an immediate family member of the director was an executive officer of the Company;
•
the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•
the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•
the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence. If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•
that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company, or $200,000, whichever is more;

•
that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company, or $200,000, whichever is more; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or Exchange Act. Messrs. Bijur, Crowe, Gordon (Chairman) and O’Connell are the current members of the Audit Committee. The Board of Directors has determined that all of the Audit Committee members are “independent” as defined in the NASDAQ Global Select listing standards applicable to the Company. Mr. Sheldon Gordon, by virtue of his over 40 years of experience in the field of finance and his role as Chairman of Union Bancaire Privée International Holdings, Inc., has been designated as the audit committee financial expert within the meaning of the instructions to Item 407(d)(5)(ii) of Regulation S-K. The primary function of the Audit Committee is to:

•	make recommendations to the Board of Directors concerning the selection and discharge of our independent auditors,
•	review professional services performed by the auditors, including the plan and results of their audit engagement and the fees charged for audit, tax and non-audit services by the auditors, and
•	evaluate our system of internal accounting controls.

The Board of Directors adopted a written charter for the Audit Committee, which was updated in March 2005 and included as an exhibit to our Proxy Statement on Schedule 14A filed on April 21, 2005. The charter is also posted on our website at www.gulfmark.com.

Compensation Committee

Messrs. Bijur, Butters (Chairman), and Gordon are the current members of the Compensation Committee. The Compensation Committee is currently in the process of drafting a charter, which will be posted on our website, www.gulfmark.com, once it has been adopted. The functions of the Compensation Committee are to:

•	recommend to the Board of Directors the salaries to be paid to our officers and directors,
•	recommend awards under the various incentive equity plans, and
•	administer our compensation benefit plans.

Mr. Butters, based on his knowledge of and experience in compensation practices, has been named Chairman of the Compensation Committee. The recommendations of the Compensation Committee are approved by the full Board of Directors, including a majority of the independent directors.

Information regarding the processes and procedures for the consideration and determination of executive and director compensation may be found in the “Compensation Discussion and Analysis” on pages 12 to 18 of this proxy.

Governance & Nominating Committee

Messrs. Bijur (Chairman), Gimbel, and Gordon are the current members of the Governance & Nominating Committee. The functions of the Governance & Nominating Committee are to:

•	develop and periodically review our governance principles,
•	identify new directors and annually recommend directors to the Board of Directors for election,
•	annually evaluate Board of Director and Committee performance, and
•	review and recommend Board of Directors compensation for non-employee directors.

The Governance & Nominating Committee has not previously received any recommendations for director candidates from stockholders and it has not adopted a formal process for considering director candidates who may be recommended by stockholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Governance & Nominating Committee will review periodically whether a more formal policy should be adopted. The Governance & Nominating Committee will consider any candidate proposed in good faith by a stockholder. If you would like to recommend a director candidate for consideration by our Governance & Nominating Committee you may submit your recommendation to our executive offices at Governance & Nominating Committee, GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. The submission should identify the individual, his or her educational background, work experience and previous public board service and include a statement that the person has agreed to serve if nominated and elected. Any information that would be required to be included in a proxy statement filed under then-current SEC rules should also be included.

The Governance & Nominating Committee identifies and evaluates director candidates in accordance with the director qualification standards described in the Corporate Governance Policy, which can be found on our website, www.gulfmark.com. Candidates are selected for their character, judgment, business experience and acumen, as well as other factors established by the Committee. Directors should posses the highest personal and professional ethics, integrity and values and be committed to representing the long-term interest of the stockholders.

The Board of Directors has adopted a written Governance & Nominating Committee charter which can be found on our website, www.gulfmark.com, and is available in print to any stockholder who requests a copy in writing to the Company’s Secretary.

The Board of Directors adopted a Code of Business Conduct and Ethics applicable to all Company employees and agents as well as a Code of Ethics for our Principal Executive Officer and Senior Financial Officer, which are posted on our website, www.gulfmark.com.

Director Compensation

Fees and Awards

Each of our non-employee directors is paid $1,500 for each meeting of the Board of Directors and $1,500 for each Committee meeting of the Board of Directors he attends. In addition, during 2006, a quarterly retainer of $7,500 was paid to each of our non-employee director of the Company during that quarter. We have a retainer arrangement with Mr. Butters where he receives a retainer of $8,333 per month for serving as Chairman of the Board. We also have a retainer arrangement with Messrs. Gordon, Butters and Bijur where each receives a retainer of $3,000, $1,500 and $1,500, respectively, per quarter for serving as Chairman of the Audit, Compensation and Governance & Nominating Committees, respectively. Total compensation paid in 2006 to the non-employee directors who have been nominated for election in 2007, including director fees and retainers, matching under our nonqualified deferred executive compensation plan, (the “ EDC Plan”), and earnings under the EDC Plan is as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Executive Deferred Compensation and Matching	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings(2)	All Other Earnings	Total
Peter I. Bijur	$63,000	$82,302	$—	$9,450	$—	$6,019	$—	$160,772
David J. Butters	145,000	82,302	—	21,750	—	34,045	—	283,098
Marshall A. Crowe	46,500	82,302	—	—	—	—	—	128,803
Louis S. Gimbel, 3rd	43,500	82,302	—	6,525	—	—	—	132,328
Sheldon S. Gordon	69,000	82,302	—	10,350	—	—	—	161,653
Robert B. Millard	37,500	82,302	—	5,625	—	—	—	125,428
Robert T. O’Connell	29,250	130,935	—	4,388	—	—	—	164,573
Rex C. Ross	—	—	—	—	—	—	—	—

(1)Value based on the market value of the Common Stock on December 31, 2006 ($37.41).

(2)Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

Nonqualified Deferred Compensation Plan

Under our EDC Plan each director may elect to defer up to 100% of any fees paid by us for distribution after retirement or resignation from the Board of Directors. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual director’s years of service on the Board of Directors. We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by an independent trustee in our Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the EDC Plan are made according to the directors’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company. Total compensation paid in 2006 to the non-employee directors who have been nominated for election in 2007, including director fees and retainers, and matching under the EDC Plan is as follows:

Name	Director Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Peter I. Bijur	$63,000	$9,450	$26,829	$—	$246,134
David J. Butters	145,000	21,750	152,525	—	1,269,311
Marshall A. Crowe	—	—	—	—	—
Louis S. Gimbel, 3rd	21,750	6,525	20,898	—	103,060
Sheldon S. Gordon	69,000	10,350	113,101	—	549,850
Robert B. Millard	37,500	5,625	74,412	—	362,014
Robert T. O’Connell	29,250	4,388	4,375	—	38,013
Rex C. Ross	—	—	—	—	—
Total	365,500	58,088	392,140	—	2,568,382

Each qualified non-employee director was granted 2,200 restricted shares in 2006: 2,000 shares under the terms of the 2005 Plan and 200 shares outside of the 2005 Plan which are subject to restrictions similar to those granted under the 2005 Plan. Messrs. O’Connell and Ross were granted 3,500 restricted shares on the day each was elected a director, May 18, 2006, and March 21, 2007, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of the Company or any of our subsidiaries or had any relationship requiring disclosure under applicable rules. During the 2006 fiscal year, none of our executive officers served as (a) a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (c) a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS AND COMPENSATION

The following are executive officers and key employees of the Company, who serve at the discretion of the Board of Directors.

Name	Position	Age
Bruce A. Streeter	President and Chief Executive Officer	58
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer	62
John E. (Gene) Leech	Executive Vice President - Operations	54
Carla S. Mashinski	Controller and Assistant Secretary	44

Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997 and as the Chief Executive Officer since 2006. He was elected as director of the Company in 1997. He served as President of our predecessor’s Marine Division from November 1990 until he became President and Chief Operating Officer of the Company. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities, including General Manager Marine Division.

Edward A. Guthrie was elected Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer of the Company in July 1999. Prior to that date, Mr. Guthrie served in a number of capacities with Cliffs Drilling Company (“Cliffs”) and its former parent company for a period of 25 years, most recently serving as Vice President-Finance and Chief Financial Officer prior to Cliffs’ merger with R&B Falcon Corporation.

John E. (Gene) Leech was named Executive Vice President - Operations of the Company in February 2001 after having served as Vice President - Operations from January 1997. He served as Vice President of our predecessor’s Marine Division from its formation in November 1990 until he became Vice President - Operations of the Company. Prior to November 1990, Mr. Leech was with Offshore Logistics, Inc. for a period of fifteen years serving in a number of capacities, including Manager Domestic Operations and International Operations Manager.

Carla S. Mashinski was elected Controller and Assistant Secretary in May 2004. Previously, Ms. Mashinski served in various capacities during her five years with Duke Energy, including Vice President and Controller of Duke Energy North America and Controller of Duke Energy International. Prior to 1999, she was with Shell Oil Company for a period of 14 years serving in a number of capacities.

The aggregate compensation paid by the Company for services rendered during the last year in all capacities to the highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2006, may be found in the “2006 Summary Compensation Table” on page 19 of this proxy.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

Philosophy

Our executive compensation program has been designed to motivate, reward, attract and retain the management deemed essential to ensure our success. The program seeks to align executive compensation with our objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

•	reward executives for long-term strategic management and the enhancement of stockholder value;
•	support an environment that rewards performance with respect to our goals, as well as our performance relative to industry competitors;
•	integrate compensation programs with our short and long-term strategic plans;
•	attract and retain key executives critical to our long-term success; and
•	align the interests of executives with the long-term interests of stockholders through equity awards.

Administration

The executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of three non-employee directors. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Additional Information Regarding Board of Directors, Board Committees and Meetings - Compensation Committee”. The recommendations of the Compensation Committee are approved by the full Board of Directors, including a majority of the independent directors.

Compensation Program Benchmarking

Based on its work with Pearl Meyer & Partners and Longnecker & Associates, the Compensation Committee has selected thirteen companies against which to compare our executive compensation program. The following four companies were selected because they either directly compete with us or have operations that are comparable to our operations: Hornbeck Offshore Services, Inc., Seacor Holdings Inc., Tidewater Inc. and Trico Marine Services, Inc. This group is designated as the “Direct Peer Group”. The remaining nine companies were selected to represent the broader oilfield and marine services market in which we also compete for talent: Bristow Group, Inc., Global Industries, Ltd., Helix Energy Solutions Group, Inc., Kirby Corp., Oceaneering International, Inc., Oil States International Inc., Parker Drilling Co., Superior Energy Services Inc., and Universal Compression Holdings Inc. We refer to these thirteen companies collectively as our “Broad Peer Group”. The Compensation Committee reviews the two peer group compositions on an annual basis. The Compensation Committee may elect to modify either group for future periods to reflect best practices in executive compensation or changes in our business or the business of other companies, in and outside the Broad Peer Group.

Compensation Program Components

An executive’s compensation typically consists of:

•	base salary paid in cash;
•	annual incentive paid in cash;
•	long-term incentive awards comprised of restricted stock;
•	severance and change in control arrangements;
•	perquisites;
•	benefits; and
•	indemnification agreements.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance.

The Compensation Committee reviews and recommends the specific base salary and bonus compensation of our top three executive officers, and Ms. Mashinski’s salary and bonus is determined by the President and CEO based on similar guidelines. Typically the President and CEO and the Chief Financial Officer are requested to present industry compensation data based on public findings as well as the calculations required to support achievement of goals established by the committee. Those executive officers do not participate in the deliberation process of the committee. Our executive officers do participate in the review and award process for other key employees. The particular elements of the compensation programs for such persons are set forth in more detail below.

Base Salary

Base salary levels are primarily determined by the Compensation Committee at levels the Compensation Committee deems necessary or appropriate to attract the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Compensation Committee believes that base salary levels for our executive officers are competitive and within a range that the Compensation Committee considers reasonable and necessary. The Compensation Committee made its decisions regarding the base salary of our executive officers based on the Broad Peer Group identified earlier. The general objective is to maintain base salaries generally within the 50th percentile of the Broad Peer Group. It is the intent of the Compensation Committee to continue to review and assess base salary levels in order to maintain a competitive structure for the Company when compared to the Broad Peer Group.

Cash Performance Bonus

We provide incentive compensation to our executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year for the purpose of retaining and motivating the executive officers and key employees. The cash amounts of such bonuses are determined by the Compensation Committee and are primarily based upon an analysis of the person’s job performance and his or her specific accomplishments during the preceding calendar year. In the case of corporate financial officers, incentive compensation decisions are made primarily on the basis of the assistance and performance of such persons and key employees in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions are made primarily on the basis of the operational results of the business operations for which such persons and lay employees were responsible. Although the achievement of certain financial objectives as measured by a business segment’s earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered. In this regard, the Compensation Committee takes into account specific operational achievements that are expected to affect future earnings and results or that had an identifiable impact on the prior year’s results.

Such cash bonus awards are linked to the achievement of Company-wide and regional performance goals and are designed to put a significant portion of total compensation at risk. The Compensation Committee has established a bonus target for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact our success. Individual executive officer bonus targets range from 50% to 100% of base salary, except the President and Chief Executive Officer’s bonus has no limit. The actual amount of the cash bonus can range from 0% to 150% of the targeted bonus and is based exclusively on the Company-wide and/or regional achievement of these performance goals. The Compensation Committee also has the discretion to award up to 20% of the aggregate of the targeted bonuses to recognize outstanding performance by executive officers on other management personnel included in the Plan.

In 2007, bonus targets for executive officers will be based upon objectives set at the beginning of 2007 for operating income, return on investment and earnings before interest, taxes, and depreciation (EBITDA) for the Company compared to the Broad Peer Group. In addition, a portion of the bonus potential is based on other strategic goals and objectives outlined at the beginning of 2007. The other strategic goals and objectives include measures for safety performance, certain administrative objectives, growth through acquisitions, expansionary efforts and other goals that the Compensation Committee has determined to enhance stockholder value.

Incentive Equity Plan

We also provide long-term incentive compensation to our executive officers and key employees through equity awards pursuant to the 1997 Incentive Equity Plan. The use of equity awards is intended to provide incentives to our executive officers and key employees to work toward our long-term goals. Equity awards are not granted by the Compensation Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant an equity award is based on the perceived incentive that any such grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the intended recipient. Consideration is also given to the anticipated contribution of the business operations for which the intended recipient has responsibility to overall stockholder value. Long-term incentive compensation for 2006 performance has or will be granted to the executive officers and key employees in 2007.

For our 2004 to 2006 performance period, the Compensation Committee did not award any options, but instead awarded restricted shares as reflected in the table below. The reason the Compensation Committee chose to award restricted stock instead of options is because the committee believes restricted stock awards create a higher level of retention than do options. The awards are granted around the same time each year, which gives the Compensation Committee enough time to review the prior year performance. The restrictions on the shares awarded lapse three years from the date of grant except as indicated below. A total of 185,161 restricted shares have been awarded to officers in the last three years:

Name	2007(1)		2006(1)	2005(2)	Total
Bruce A. Streeter	36,542		22,500	23,000	82,042
Edward A. Guthrie	20,877		15,500	10,000	46,377
John E. (Gene) Leech	20,642		15,100	10,000	45,742
Carla S. Mashinski	—	(3)	7,000	4,000	11,000

(1)Restrictions lapse in accordance with the following vesting schedule: 1/3 in 12 months, 1/3 in 24 months and 1/3 in 36 months. Awards in 2007 relate to 2006 performance.

(2)Restrictions lapse in 2008.

(3)Ms. Mashinski’s award for 2006 has not yet been determined, and is expected to be determined on or about May 31, 2007. Once determined, Ms. Mashinksi’s award amount will be disclosed in a filing under Item 5.02(f) of Form 8-K.

The stock options which have previously been granted and are currently outstanding are subject to vesting over a number of years and have exercise prices based on the market price of the Common Stock at the date of grant. Stock options were granted in 1990 after the acquisition of our offshore marine services segment, on two occasions in 1996, after the successful completion of the spin-off in 1997, and again in the years 1998-2002.

Severance and Change in Control Arrangements

One of our subsidiaries has entered into Employment Agreements with our top three executive officers: President and Chief Executive Officer, Executive Vice President - Finance and Chief Financial Officer, and Executive Vice President - Operations. The purpose of the Employment Agreements is: (i) to ensure that we will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations. These agreements are effective December 31, 2006 for a one year term and are automatically renewed for one year term unless 120 days notice is giving by us or the executive. The base salary for Messrs. Streeter, Guthrie and Leech are included in their respective Employment Agreements. See further information contained in “Potential Payments upon Termination or Change-In-Control” on pages 23 to 25 of this proxy.

Perquisites

The Company provides the executives with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•
Use of Company vehicle: We provide Messrs. Streeter and Leech with a company vehicle for use for travel to and from the office and business-related events. The Company pays for all maintenance, insurance and gasoline for such vehicles.

•
Use of club membership: We pay for the monthly membership fees for certain golf or social clubs for the Messrs. Streeter, Guthrie and Leech. The Company has encouraged management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and vendors.

Benefits

The executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to 20% of the first 6% of salary contributed by the employee, and medical, dental and term life insurance. In addition, Messrs. Streeter, Guthrie and Leech each have life insurance policies for which we reimburse them for the premiums.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of our executives and independent directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as an officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.

2006 Executive Compensation

Determination of 2006 Base Salary

During the first quarter of 2006 the Compensation Committee approved base salaries for the named executive officers. The Compensation Committee, considered relevant industry and market data and reviewed executive compensation benchmark data derived from executive compensation surveys and information relating to our Broad Peer Group when making its determination. Based on the Compensation Committee’s analysis of this information and its goals and objectives described above, the Compensation Committee determined the following 2006 base salaries were reasonable:

Name	Title	2006 Base Salary
Bruce A. Streeter	President and Chief Executive Officer	$ 400,000
Edward A. Guthrie	Executive Vice President and Chief Financial Officer	275,000
John E. (Gene) Leech	Executive Vice President - Operations	275,000
Carla S. Mashinski	Controller	180,000

2006 Company Performance

At the beginning of 2006, the Compensation Committee established a maximum annual cash incentive bonus level for each of the named executive officers. It also established performance evaluation criteria for our Chief Executive Officer and approved the performance evaluation criteria recommended by the Chief Executive Officer for the named executive officers other than himself. In early 2007, the Compensation Committee reviewed our actual performance relative to such performance evaluation criteria. For 2006, the Compensation Committee found that we generally had equaled or exceeded such goals. Although annual cash incentive bonuses are not formulaic, the Compensation Committee considered, among other factors, our performance and the competitive market in the industry during 2006 and determined that, to maintain a competitive compensation package and retain high quality employees, it needed to pay competitive annual incentive bonuses for 2006.

Chief Executive Officer Annual Cash Incentive Bonus

Based on the policies described above, the Compensation Committee reviewed all elements of Mr. Streeter’s total compensation for 2006, including his base salary, annual cash incentive bonus and long-term incentive award. Based on the Compensation Committee’s review of these and external factors, they found Mr. Streeter’s total compensation to be reasonable and not excessive. The Compensation Committee believed our performance in 2006 demonstrated that Mr. Streeter had been successful in his role as Chief Executive Officer. Having reviewed the contribution that Mr. Streeter made to our performance in 2006, the Compensation Committee believed that he continued to demonstrate the integrity, planning and leadership qualities that the executive compensation program was designed to foster and reward. In light of the foregoing, the Compensation Committee concluded that Mr. Streeter should receive an annual cash incentive bonus for his 2006 performance in the amount of $612,000, which is based upon our performance and Mr. Streeter’s exceptional individual performance.

Annual Cash Incentive Bonus of Other Named Executive Officers

The Compensation Committee reviewed all elements of total compensation for the other named executive officers for 2006 in the same manner as they reviewed the total compensation for our Chief Executive Officer. The Compensation Committee also considered recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers. Based on corporate performance for 2006, as well as the individual performance of the other named executive officers, the Compensation Committee concluded that (1) Mr. Guthrie received an annual cash incentive bonus for his 2006 performance in the amount of $371,000, which is based upon our performance and Mr. Guthrie’s individual performance, (2) Mr. Leech received an annual cash incentive bonus for his 2006 performance in the amount of $371,000, which is based upon our performance and Mr. Leech’s individual performance and Ms. Mashinski received an annual cash incentive bonus for her 2006 performance in the amount of $150,000, which is based upon our performance and Ms. Mashinski’s individual performance.

2006 Grants of Long-Term Incentive Awards

The Compensation Committee believes long-term incentive awards provide an effective means of executive retention and an incentive to build stockholder value. Based on the performance of our Common Stock and the Compensation Committee’s review of competitive practices, our financial achievements and individual performance, the Compensation Committee determined awards in the form of restricted stock to certain named executive officers were reasonable. Under our Incentive Equity Plan, the Compensation Committee granted (1) 36,542 shares of restricted stock to Mr. Streeter, (2) 20,877 shares of restricted stock to Mr. Guthrie and (3) 20,642 shares of restricted stock to Mr. Leech. Ms. Mashinski’s award for 2006 has not yet been determined, and is expected to be determined on or about May 31, 2007. Once determined, Ms. Mashinski’s award amount will be disclosed in a filing under Item 5.02(f) of Form 8-K. No stock options were granted to any named executive officer during 2006. The terms of these restricted stock grants are described in the “Outstanding Equity Awards at Fiscal Year-End” table on page 21 of this proxy statement.

Determination of 2007 Annual Base Salary and Incentive Bonus Potential

In early 2007, the Compensation Committee also considered whether adjustments should be made to the base salaries and incentive bonus potential for the named executive officers for 2007. The Compensation Committee adjusted each named executive officer’s base salary and incentive bonus potential based on individual performance, 2007 market conditions and the other factors discussed above. The following table sets forth the 2007 base salaries and incentive bonus potential (as a percentage of base salary) for the named executive officers.

Name	Title	2007 Base Salary	Maximum 2007 Incentive Bonus Potential (as a % of Base Salary)
Bruce A. Streeter	President and Chief Executive Officer	$500,000	Unlimited
Edward A. Guthrie	Executive Vice President and Chief Financial Officer	285,000	150%
John E. (Gene) Leech	Executive Vice President - Operations	285,000	150%
Carla S. Mashinski	Controller	180,000	75%

The President and CEO has an unlimited incentive bonus potential as the Compensation Committee believes there should be flexibility to award amounts in excess of 150% of base salary given attainment of significant achievements above the goals and objectives for other executive officers.

Allocation of Compensation between Short and Long-Term Benefits

The Compensation Committee chose to allocate the compensation program for the Company’s executive officers and key employees between equity-based and non-equity-based compensation in order to balance the policies of supporting long-term performance measures while rewarding yearly performance goals. In 2006, the percentage of short-term to long-term benefits given to Messrs. Streeter, Guthrie, Leech and Ms. Mashinski is listed below based on the 2006 Summary Compensation Table following:

Name	Short-Term Benefits(1)	Long-Term Benefits(2)	Total
Bruce A. Streeter	51%	49%	100.0%
Edward A. Guthrie	49%	51%	100.0%
John E. (Gene) Leech(3)	55%	45%	100.0%
Carla S. Mashinski	51%	49%	100.0%

(1)Short-Term Benefits include salary, bonus, insurance premiums paid, club dues, personal use of company vehicles and moving expenses.

(2)Long-Term Benefits include stock awards, matching amounts under the EDC Plan and retirement contributions.

(3)Mr. Leech’s short-term benefits in 2006 were affected by the moving expense reimbursement included therein of $164,060.

Tax Considerations

During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of a company’s five highest paid executive officers. This legislation provides that compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders. The Compensation Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had any impact on the Company to date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the management of GulfMark Offshore, Inc. (the “Company”) the Compensation Discussion and Analysis included in its proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

David J. Butters - Chairman of the Compensation Committee
Peter I. Bijur - Compensation Committee Member
Sheldon S. Gordon - Compensation Committee Member

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Bruce A. Streeter President and Chief Executive Officer	$400,000	$612,000	$841,725	$—	$—	$818	$136,873	$1,991,417
Edward A. Guthrie Executive Vice President - Finance, Chief Financial Officer, Secretary, and Treasurer	275,000	371,000	579,855	—	—	12,635	96,597	1,335,087
John E. (Gene) Leech Executive Vice President - Operations	275,000	371,000	564,891	—	—	864	252,897	1,464,652
Carla S. Mashinski Controller and Assistant Secretary	176,250	150,000	261,870	—	—	559	51,877	640,555

(1)Bonus amounts for 2006 are paid in 2007. The calculation of annual bonuses is based on factors identified by the Compensation Committee and discussed in the “Compensation Discussion and Analysis” on pages 12 to 18 of this proxy statement.

(2)If declared, dividends will be paid on restricted stock awards prior to vesting. The aggregate number and value of restricted stock awards outstanding as of December 31, 2006 are set forth in the “Grants of Plan-Based Awards” table on page 20. Restricted stock awards listed in this table vest over three years, 1/3 per year, ending on March 16, 2009, for the 2006 awards for Messrs. Streeter, Guthrie, Leech and ending on June 6, 2009, for the 2006 awards for Ms. Mashinski. On January 23, 2007, restricted stock was awarded to Messrs. Streeter, Guthrie and Leech in the amounts of 36,542, 20,877 and 20,642, respectively, which vest over three years, 1/3 per year. Ms. Mashinski’s award for 2006 has not yet been determined, and is expected to be determined on or about May 31, 2007. Once determined, Ms. Mashinksi’s award amount will be disclosed in a filing under Item 5.02(f) of Form 8-K.

(3)Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

(4)All Other Compensation includes the following:

Name	Retirement Contributions	Life Insurance Policy Premiums	Other Insurance Premiums	Club Dues	Personal Use of Company Vehicles	EDC Match	Moving Expenses	Total
Bruce A. Streeter	$2,800	$3,491	$2,026	$770	$1,974	$125,813	$—	$136,873
Edward A. Guthrie	2,800	1,921	2,026	—	—	89,850	—	96,597
John E. (Gene) Leech	2,800	3,050	2,026	—	4,729	88,837	151,455	252,897
Carla S. Mashinski	1,912	192	1,773	—	—	48,000	—	51,877

EMPLOYMENT AGREEMENTS

One of our subsidiaries has entered into employment agreements with Messrs. Streeter, Guthrie, and Leech. Effective as of December 31, 2006, Mr. Streeter’s one year agreement entitles him to be employed as President of the Company and certain of our subsidiaries and to receive a minimum annual salary of $400,000. Effective

December 31, 2006, Mr. Guthrie’s one year agreement entitles him to be employed as Executive Vice President - Finance and Chief Financial Officer of the Company and certain of our subsidiaries and to receive a minimum annual salary of $275,000. Effective December 31, 2006, Mr. Leech’s one year agreement entitles him to be employed as Executive Vice President-Operations of the Company and certain of our subsidiaries and to receive a minimum annual salary of $275,000.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2)	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
Bruce A. Streeter	3/16/2006	22,500	—	$—	$841,725
Edward A. Guthrie	3/16/2006	15,500	—	—	579,855
John E. (Gene) Leech	3/16/2006	15,100	—	—	564,891
Carla S. Mashinski	6/06/2006	7,000	—	—	261,870

(1)We do not have any non-equity incentive plans awards. Our restricted stock is delivered pursuant to an equity incentive plan and vesting is subject to continued employment with the Company, and while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements.

(2)Restrictions on the restricted stock awarded lapse over three years, 1/3 per year, ending on March 16, 2009 for Messrs. Streeter, Guthrie and Leech and ending on June 6, 2009 for Ms. Mashinski. If declared, dividends will be paid on restricted stock awards prior to vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options and restricted stock that have not vested for each named executive officer as of December 31, 2006:

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Bruce A. Streeter	60,000	—	—	$ 6.875	5/1/07	—	$ —	—	$ —
	60,000	—	—	16.3125	5/14/08	—	—	—	—
	66,000	—	—	6.5782	2/18/09	—	—	—	—
	60,000	—	—	7.1563	2/24/10	—	—	—	—
	70,000	—	—	16.27	2/27/11	—	—	—	—
	70,000	—	—	17.44	2/27/12	—	—	—	—
	—	—	—	—	—	20,000(2)	748,200	—	—
	—	—	—	—	—	15,333(3)	573,608	—	—
	—	—	—	—	—	22,500(4)	841,725	—	—
Edward A. Guthrie	36,000	—	—	16.27	2/27/11	—	—	—	—
	36,000	—	—	17.44	2/27/12	—	—	—	—
	—	—	—	—	—	10,000(2)	374,100	—	—
	—	—	—	—	—	6,666(3)	249,375	—	—
	—	—	—	—	—	15,500(4)	579,855	—	—
John E. (Gene) Leech	24,000	—	—	6.875	5/1/07	—	—	—	—
	24,000	—	—	16.3125	5/14/08	—	—	—	—
	28,000	—	—	6.5782	2/18/09	—	—	—	—
	30,000	—	—	7.1563	2/24/10	—	—	—	—
	36,000	—	—	16.27	2/27/11	—	—	—	—
	40,000	—	—	17.44	2/27/12	—	—	—	—
	—	—	—	—	—	10,000(2)	374,100	—	—
	—	—	—	—	—	6,666(3)	249,375	—	—
	—	—	—	—	—	15,100(4)	564,891	—	—
Carla S. Mashinski	—	—	—	—	—	2,666(3)	99,735	—	—
	—	—	—	—	—	7,000(5)	261,870	—	—

(1)Value based on the market value of the Common Stock on December 31, 2006 ($37.41).

(2)Restricted stock award lapses on April 20, 2007.

(3)Restricted stock award lapses 1/2 on each of May 30, 2007 and May 30, 2008.

(4)Restricted stock award lapses 1/3 on each of March 16, 2007, 2008 and 2009.

(5)Restricted stock award lapses 1/3 on each of June 6, 2007, 2008 and 2009.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Bruce A. Streeter	78,620	$1,912,526	17,667	$70,531
Edward A. Guthrie	—	—	8,334	38,837
John E. (Gene) Leech	39,312	1,008,899	8,334	38,837
Carla S. Mashinski	—	—	4,334	61,172

(1)Value realized represents the difference of the fair market value of the shares at the time of exercise over the grant price.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	901,750	$13.63	312,600
Equity compensation plans not approved by stockholders(2)	2,400	—	—
Total	904,150	$13.63	312,600

(1)Related to the 1993 Plan, 1997 Plan and the 2005 Plan.

(2)200 shares of restricted stock given to each non-employee director in 2005 and 2006 not included in 2005 Plan.

DEFERRED COMPENSATION

2006 NONQUALIFIED DEFERRED COMPENSATION

Under our EDC Plan each officer may elect to defer up to 50% of any salary and a minimum of 10% of bonus paid by us for distribution after retirement or resignation from the Company. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual officer’s years of service with the Company. We have established a “Rabbi” trust to fund the Common Stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by an independent trustee in our Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the EDC Plan are made according to the officers’ election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company. Total compensation in 2006 which has been deferred by the officers, including any matching under the EDC Plan is as follows:

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Bruce A. Streeter	$73,875	$125,813	$217,911	$—	$1,017,601
Edward A. Guthrie	136,000	89,850	210,965	—	1,181,369
John E. (Gene) Leech	52,350	88,837	183,286	—	863,066
Carla S. Mashinski	32,000	48,000	51,782	—	146,937

(1)Aggregate Earnings, which include interest, are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table only to the extent they exceed the SEC market rate, as shown in Footnote 3 to the Summary Compensation Table.

At December 31, 2006, the Company had a total deferred compensation liability of $3,208,973 to the above named officers under the EDC Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

This section describes the amounts potentially payable to Messrs. Streeter, Guthrie and Leech upon termination of employment or if we undergo a change in control under their employment agreements and our stock plans and other compensation programs. The amounts set forth in this section are estimates that are based on a number of assumptions. Actual amounts payable to our named executive officers could be materially different. The following discussion is based on each named executive officer’s employment agreement, salary level and restricted stock and stock option holdings as of December 31, 2006 and the benefits paid to the named executive officer during fiscal year 2006 and assumes the termination or change in control occurs on December 31, 2006. In addition, it assumes a price per share of our Common Stock of $37.41, which was the closing price per share on December 29, 2006, as reported on the NASDAQ Global Select Market.

Each of Messrs. Streeter, Guthrie and Leech may terminate their agreement with us for “good reason” and receive termination benefits. Good reason is defined n the agreements as:

•	a significant reduction in the duties or responsibility of the executive or the assignment to him of duties materially inconsistent with his position,
•	relocation of more than 75 miles from his present business address, or
•	material breach by us of his employment agreement.

Each of the employment agreements between our subsidiary and Messrs. Streeter, Guthrie and Leech has standard change of control provisions. If Mr. Streeter is terminated during a change of control period defined as the period beginning on the six (6) month anniversary of a Change in Control and ending on the twelve (12) month anniversary of the Change in Control, he will be entitled to receive a payment equal to two-and-a-half times his annual base salary as then in effect plus the prior year’s annual bonus, and all stock options and restricted stock not then vested or exercisable, as the case may be, shall immediately vest and become fully exercisable. If Mr. Guthrie or Mr. Leech is terminated during a change of control period, he will be entitled to receive a payment equal to two times his annual base salary as then in effect plus the prior year’s annual bonus, and all stock options and restricted stock not then vested or exercisable, as the case may be, shall immediately vest and become fully exercisable.

Additionally, if Messrs. Streeter, Guthrie or Leech is terminated during a change of control period, he and his family will receive, for the remainder of his employment agreement, welfare benefit plans at least equal to those provided during his employment. For six months after termination, we will promptly reimburse each of them for reasonable expenses incurred for outplacement services and/or counseling. We will promptly transfer and assign all life insurance policies on which it or its subsidiary was previously reimbursing premium payments. Messrs. Streeter or Leech may also use, at his full expense, the Company automobile for six months after termination or until he is employed elsewhere.

Ms. Mashinski’s rights under a change of control are governed by our Severance Benefits policy applicable to all employees of the Company and is based on an equal position not being made available within nine months of the change of control event. She would receive nine (9) months salary, or $135,000, if the conditions of the change of control event are satisfied under the policy. All employee equity based plans currently provide for immediate vesting of all options and restricted stock on a change of control, which would result in 9,666 shares of restricted stock vesting with a value of $361,605 at December 31, 2006.

Bruce A. Streeter

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Streeter, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($400,000)	$1,000,000	$1,000,000	$1,000,000	$—
Bonus ($438,750)	438,750	438,750	438,750	—
Gross Up	1,701,281	1,701,281	1,701,281	1,040,546
Medical Benefits	127,303	127,303	127,303	127,303
Vacation	38,461	38,461	38,461	38,461
Automobile	20,428	20,428	20,428	20,428
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	3,275,756	3,275,756	3,275,756	3,275,756
Total	$6,601,979	$6,601,979	$6,601,979	$4,502,494

Edward A. Guthrie

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Guthrie, our Executive Vice President - Finance, Chief Financial Officer, Secretary, and Treasurer.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($275,000)	$550,000	$550,000	$550,000	$—
Bonus ($324,000)	324,000	324,000	324,000	—
Gross Up	665,794	665,794	665,794	264,416
Medical Benefits	51,854	51,854	51,854	51,854
Vacation	26,442	26,442	26,442	26,442
Automobile	—	—	—	—
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	1,841,123	1,841,123	1,841,123	1,841,123
Total	$3,459,213	$3,459,213	$3,459,213	$2,183,835

John E. Leech

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Leech, our Executive Vice President - Operations.

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change in Control	Death or Disability
Compensation:
Base Salary ($275,000)	$550,000	$550,000	$550,000	$—
Bonus ($317,250)	317,250	317,250	317,250	—
Gross Up	994,849	994,849	994,849	596,571
Medical Benefits	233,811	233,811	233,811	233,811
Vacation	26,442	26,442	26,442	26,442
Automobile	16,330	16,330	16,330	16,330
Long-term incentives:
Stock Options: Unvested	—	—	—	—
Restricted Stock: Unvested	1,819,082	1,819,082	1,819,082	1,819,082
Total	$3,957,764	$3,957,764	$3,957,764	$2,692,236

AUDIT COMMITTEE REPORT

We have reviewed and discussed the audited financial statements of GulfMark Offshore, Inc., (the “Company”) for the year ended December 31, 2006 with management and have discussed with UHY LLP (“UHY”), our independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended or supplemented with respect to those statements, and the requirements of the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from UHY required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with UHY its independence in connection with its audit of our most recent financial statements.

We also reviewed and discussed such other matters as we deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent registered public accounting firm’s report, we recommend to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Sheldon S. Gordon, Chairman of Audit Committee
Peter I. Bijur, Audit Committee Member
Marshall Crowe, Audit Committee Member
Robert O’Connell, Audit Committee Member

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by the regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received, or written representations from certain reporting persons that no Form 5 reports were required for those persons, we believe that all filing requirements applicable to our officers and directors and greater-than ten percent beneficial owners were complied with during the 2006 fiscal year.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has recommended the reappointment of UHY LLP (“UHY”) to examine our financial statements for fiscal year 2007. UHY, and its predecessor UHY MFSL, have served as our principal independent registered public accounting firm auditor since the year ended December 31, 2005, after replacing Ernst & Young LLP.

Through April 17, 2007, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises its audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

UHY’s reports on the Company’s financial statements for the year ended December 31, 2006, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2006, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of UHY, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

UHY provided Sarbanes-Oxley related tax and other services to the Company in 2006. Other services included costs related to the offering of shares of Common Stock.

Audit fees billed for the last two fiscal years for professional services rendered by UHY, the Company’s principal accountant, during 2006 and 2005, are set forth on the table below:

	Fiscal Year Ended December 31,
	UHY LLP 2006(1)	UHY MFSL 2005(1)
Audit Fees	$549,051	$490,140
Sarbanes-Oxley Related Fees	242,975	317,332
Tax Fees	9,555	12,242
Other Fees	23,000	-
Total	824,581	819,714

(1)UHY fees include fees paid to international affiliate firms.

The Audit Committee approves all audit and tax services provided by the Company’s independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

We are asking our stockholders to ratify the selection of UHY as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

UHY will have representatives present at the Annual Meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF UHY LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL NO. 3

PROPOSAL TO AMEND THE 1997 INCENTIVE EQUITY PLAN

General. Our 1997 Plan was adopted by our Board of Directors on December 11, 1997, and approved by the stockholders on May 14, 1998. A total of 200,000 shares of Common Stock were initially reserved for issuance under the 1997 Plan. Since initial adoption of the 1997 Plan, we have had two stockholder approved amendments to increase the number of shares reserved for issuance under the 1997 Plan. On April 18, 2000, our Board of Directors approved an amendment to the 1997 Plan increasing the number of shares reserved for issuance thereunder (including the number of shares that may be issued upon exercise of incentive stock options) by 150,000 shares to an aggregate of 350,000 shares, subject to adjustment as provided in the 1997 Plan and approval by the stockholders, which approval was given on May 18, 2000. On February 27, 2002, our Board of Directors approved an amendment to the 1997 Plan increasing the number of shares reserved for issuance thereunder (including the number of shares that may be issued upon exercise of incentive stock options) by 250,000 shares for an aggregate total of 600,000 shares, subject to adjustment as provided in the 1997 Plan and approval by the stockholders, which approval was given on May 24, 2002.

On May 28, 2002, we declared a two-for-one stock split in the form of a 100% stock dividend, with a record date of June 10, 2002. On June 28, 2002, the Company stock dividend was distributed. In accordance with Section 4.2(c)(i) of the 1997 Plan, the number of shares reserved for issuance pursuant to the 1997 Plan was increased to reflect the stock dividend, so that the aggregate number of shares available under the 1997 Plan was increased to 1,200,000 shares, as adjusted. As of March 23, 2007, 104,789 shares remain reserved for issuance pursuant to the 1997 Plan.

On March 21, 2007, our Board of Directors approved Amendment No. 3 to the 1997 Plan, subject to approval by our stockholders, to (i) increase the number of shares reserved for issuance thereunder (including the number of shares that may be issued upon exercise of incentive stock option) by 800,000 shares to an aggregate total of 2,000,000 shares, subject to adjustment as provided in the 1997 Plan; (ii) provide that if the 1997 Plan is amended to increase the aggregate number of shares available under the Plan or change the class or classes of participants under the 1997 Plan, the ten year period during which Incentive Stock Options (as defined below) may be granted shall be measured from the later of the date on which the amendment is adopted by the Board of Directors or the date in which stockholders approve the amendment to the 1997 Plan; and (iii) change the determination of fair market value. Our Board of Directors believes that it is in the Company’s best interest to amend the 1997 Plan to increase the number of shares reserved for issuance thereunder and make the other changes described above in order to continue to provide ongoing incentives to our employees in the form of our Common Stock.

Purpose. The purpose of the 1997 Plan is to (i) attract and retain persons eligible to participate in the 1997 Plan; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify participants’ interests with those of our other stockholders through compensation that is based on our Common Stock. The closing price of our Common Stock as reported on the NASDAQ Global Select Market on April 16, 2007 was $47.35 per share.

Eligibility; Permitted Awards. Any employee of the Company or our affiliates, including our executive officers, or an individual to whom a bona fide written offer of employment has been extended by us or any of our related companies, is eligible to receive Awards (as defined below) pursuant to the 1997 Plan. At the current time, approximately 20 persons are eligible to participate in the 1997 Plan.

The 1997 Plan permits the granting of any or all of the following types of awards (“Awards”): stock options to purchase shares of our Common Stock (“Options”), stock appreciation rights (“SARs”), and rights to receive shares of our Common Stock (or its cash equivalent or a combination of both) in the future (“Stock Awards”). Options granted under the 1997 Plan may be either incentive stock options within the meaning of Section

422(b) of the Internal Revenue Code of 1986, as amended (“Incentive Stock Options”) or options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”).

Administration and Amendment of the 1997 Plan. A committee, which shall consist of two or more members of our Board of Directors, or if no committee is created the entire Board of Directors, has the authority to control and manage the operations and administration of the 1997 Plan. Currently, the 1997 Plan is administered by our Compensation Committee. Subject to the provisions of the 1997 Plan, the committee has the authority to (i) determine the individuals to whom Awards shall be made under the 1997 Plan, (ii) determine the type, amount, time or times of receipt and terms and conditions of the Award to be made to each such individual, and (iii) cancel or suspend Awards. In making such Award determinations, the committee may take into account the nature of services rendered by the individual, the individuals’ present and potential contributions to our success and such other factors as the committee deems relevant. A participant may be granted one or more Awards permitted under the provisions of the 1997 Plan.

The committee also has authority and discretion to interpret the 1997 Plan, to establish, amend and rescind any rules and regulations relating to the 1997 Plan, to determine the terms and provisions of any agreements made pursuant to the 1997 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 1997 Plan. Any interpretations made by the committee and any decisions made by it under the 1997 Plan is final and binding.

Our Board of Directors may, at any time, amend or terminate the 1997 Plan, provided that no amendment or termination may (i) in the absence of written consent to the change, adversely affect the rights of any participant or beneficiary under any Award granted under the 1997 Plan prior to the date such amendment is adopted by the Board of Directors or (ii) without the approval of our stockholders, increase (except as provided expressly for in the 1997 Plan) the total number of shares reserved for purposes of the 1997 Plan.

Shares Subject to the 1997 Plan. The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries pursuant to the 1997 Plan is currently an aggregate total of 120,000, of which 104,789 remain reserved for issuing shares of Common Stock, and, if the proposed amendment is approved by the stockholders, will increase by 800,000 shares of Common Stock for an aggregate total of 2,000,000 shares reserved for issuance.

The maximum number of shares of Common Stock that may be issued pursuant to Stock Awards (including restricted stock) shall be 50,000 shares. The maximum number of shares of stock that may be issued upon exercise of Options intended to be Incentive Stock Options shall be the maximum number of shares of stock that may be delivered under the 1997 Plan, from time to time. The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Options or SARs is 100,000 shares during any three consecutive calendar years. The maximum payment that can be made for Awards granted to any one individual pursuant to Stock Awards shall be $500,000 for any single or combined performance goals established for any annual performance period. If a Stock Award is, at the time of grant, denominated in shares, the value of the shares for purposes of determining this maximum individual payment amount will be the fair market value of our Common Stock on the first day of the applicable performance period. Currently, for purposes of the 1997 Plan, the “fair market value” of our Common Stock shall be (i) if our Common Stock is listed on any stock exchange, the mean between the lowest and highest reported sale price of our Common Stock on the date in questions, or (ii) if our Common Stock is not listed on a stock exchange, the mean between the lowest reported bid price and highest reported asked price of Common Stock on the date in question in the over-the-counter market. If stockholder approval is given, for purposes of the 1997 Plan, the “fair market value” of our Common Stock shall be (i) during such time as our Common Stock is listed on any stock exchange, the closing price of the Common Stock as reported by such stock exchange or exchanges on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock or (ii) during any such time as our Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

To the extent any shares of Common Stock covered by an Award are not delivered because the Award is forfeited, canceled or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available pursuant to the 1997 Plan. Common Shares delivered under the 1997 Plan in settlement, assumption or substitution of outstanding awards shall not reduce the maximum number of shares of Common Stock available for delivery under the 1997 Plan to the extent that such settlement, assumption or substitution is as a result of us or our related companies acquiring another entity (or an interest in another entity).

In the event of a corporate transaction affecting our capitalization (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the committee may adjust (i) the number and kind of shares which may be delivered under the 1997 Plan, (ii) the number and kind of shares subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs and (iv) such other items the committee determines to be equitable.

Exercise Price. The exercise price of each Option and SAR granted pursuant to the 1997 Plan shall be established by the committee at the time of grant, but the exercise price shall be not less than 100% of the fair market value of a share of our Common Stock as of the date on which the Option or SAR is granted.

Terms and Conditions. Options and SARs shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the committee. No Option may be exercised prior to the date on which the participant completes one continuous year of employment with us or a related company after the date of grant, unless the committee permits otherwise following a change of control or the death or disability of the participant. If the right to become vested in a Stock Award is conditioned on the completion of a specified period of service with us or any related company, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than one year; provided, however, that the committee may permit accelerated vesting following a change of control or the death or disability of the participant.

Option Expiration. Options shall expire on the date established by the committee at the time of grant, but the expiration date shall be no later than the earliest to occur of (i) the ten-year anniversary of the date on which the Option was granted, (ii) one year following the termination of employment of a participant due to death or disability; (iii) three years following the termination of employment of a participant due to retirement; or (iv) ninety days following the termination of employment of a participant for any other reason.

Transferability. The committee may authorize all or a portion of any Award (other than Incentive Stock Options) to be granted on terms which permit transfer by the participant to the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers or grandchildren of the participant and to certain trusts, partnerships or limited liability companies related to the participant. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

Except as set forth in the 1997 Plan and in the applicable agreement, no Awards shall be transferred, assigned, sold, pledged, mortgaged or encumbered by the participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualifying domestic relations order. At the request of a participant, our Common Stock purchased upon exercise of an Option may be issued or transferred into the name of a participant and another person jointly with rights of survivorship. All Awards and rights issued under the 1997 Plan shall not be subject to involuntary seizure, or other process by any creditor of any holder of any such Awards, and we shall not honor or recognize any such involuntary seizure or other such process.

Effective Date; Duration. The 1997 Plan became effective on December 11, 1997. The 1997 Plan is unlimited in duration; provided, however, that as the 1997 Plan is currently written, no Incentive Stock Options may be granted after December 11, 2007. If Amendment No. 3 is approved by our stockholder, no Incentive Stock Options may be granted under the 1997 Plan on a date that is more than ten years measured from the later of the date an amendment to the 1997 Plan is adopted by the Board of Directors or the date an amendment to the 1997 Plan was approved by the stockholders, as long as the stockholder amendment pertains to increasing the maximum number of shares of Common Stock available under the 1997 Plan or changing the class or classes of participants eligible to receive Awards under the 1997 Plan. Amendment No. 3 to the 1997 Plan is such an amendment as it pertains to increasing the maximum number of shares of Common Stock available under the 1997 Plan. Assuming approval of Amendment No. 3 to the 1997 Plan at the Annual Meeting on May 18, 2007, the ten year period relating to Incentive

Stock Options will run from that date. In the event of 1997 Plan termination, the 1997 Plan shall remain in effect as long as any Awards under the 1997 Plan remain outstanding.

Federal Income Tax Consequences. The following is a description of the Federal income tax consequences of certain transactions that may occur under the 1997 Plan. This summary is not intended to be exhaustive. It does not attempt to describe the Federal income tax consequences of each possible transaction under the 1997 Plan, nor does it describe any state, local or foreign tax consequences of any transactions under the 1997 Plan. Since the application of the general tax consequences described herein may vary depending on individual circumstances, each participant is urged to consult his or her own tax advisor regarding the Federal, state, local or foreign tax consequences of transactions under the 1997 Plan.

Incentive Stock Options. The grant of an Incentive Stock Option will not be treated as taxable income to the eligible employee for federal income tax purposes, and will not result in a deduction to us for tax purposes, provided that no disposition is made by the eligible employee of the shares of Common Stock acquired pursuant to the Incentive Stock Option within two years after the date of grant of the Incentive Stock Option nor within one year after the date of exercise of the Incentive Stock Option. In general, on exercise of an Incentive Stock Option, the eligible employee will not recognize any taxable income, and we will not be entitled to a deduction for tax purposes, although exercise of an Incentive Stock Option may give rise to liability under the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. Upon the sale or exchange of the shares of Common Stock at least two years after the grant date of the Incentive Stock Option and one year after the exercise date of the Incentive Stock Option, the eligible employee will recognize long-term capital gain or loss based on the difference between (i) the amount realized upon the sale or other disposition of the purchased shares of Common Stock and (ii) the exercise price paid for such shares. If these holding periods are not satisfied at the time of sale or exchange of the shares by the eligible employee, the eligible employee will recognize ordinary income (and we will be entitled to a deduction for tax purposes) in an amount equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of Common Stock on the date the Incentive Stock Option was exercised or (ii) the sale price of such shares. Any gain recognized by the eligible employee on such a premature disposition of the shares of Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain, long- or short-term depending on the eligible employee’s holding period of the shares after exercise of the Incentive Stock Option.

Nonqualified Stock Options and Stock Appreciation Rights. No taxable income is reportable by the participant at the time a Nonqualified Stock Option or SAR is granted. Upon exercise, the amount by which the fair market value of the purchased shares of Common Stock on the exercise date exceeds the exercise price of the option or SAR will generally be taxable to the participant as ordinary income and deductible by us for tax purposes. Upon disposition of the shares of Common Stock, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the participant and will not result in any deduction to us.

Awards Pursuant to the 1997 Plan. All Awards under the 1997 Plan will be at the discretion of the committee. Therefore, should the amendment to the 1997 Plan receive stockholder approval, no participant would be guaranteed any type of Award.

Required Vote for Approval of Amendment No. 3 to the 1997 Plan

Approval of proposed Amendment No. 3 to the 1997 Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will be counted as shares entitled to vote for approval of Amendment No. 3 to the 1997 Plan, but will have the same effect as a vote against the proposal. Broker non-votes are not counted as shares entitled to vote and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSED AMENDMENT NO. 3 TO THE 1997 PLAN.

PROPOSAL NO. 4

Proposal to Amend the 2005 Non-Employee Director Share Incentive Plan

General. Our 2005 Plan was adopted by our Board of Directors on April 20, 2005 and approved by our stockholders on May 19, 2005. On March 21, 2007, the Board of Directors approved Amendment No. 1 to the 2005 Plan to (i) increase the annual restricted stock award for non-employee directors from 2,000 shares to 2,200 shares, (ii) decrease the vesting period on all Benefits (as defined below) from three years to one year, (iii) make all restrictions on Benefits lapse upon death, disability or retirement (iv) change the determination of fair market value and (v) change the termination date of the 2005 Plan from the 2010 Annual Meeting to the 2015 Annual Meeting. The Board of Directors believes that it is in the Company’s best interest to amend the 2005 Plan as so stated because the increasing of shares correlates with the stated purpose of the 2005 Plan and the change in vesting period corresponds to the elected term of our directors.

Purpose. The 2005 Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as our non-employee directors and to assist in further aligning the interests of the non-employee directors with those of our other stockholders by providing non-employee directors with opportunities to acquire shares of our Common Stock.

Permitted Awards; Eligibility for Participation. The 2005 Plan provides for benefits of stock options and/or stock awards (collectively, the “Benefits”). Each member of the Board of Directors who is not our employee or an employee of one or our subsidiaries (a “non-employee director”) shall be eligible to participate in the 2005 Plan. There are currently eight non-employee directors, all of whom have been nominated for election or re-election at the Annual Meeting.

Shares Available. The maximum number of shares of Common Stock that may be delivered to non-employee directors and their beneficiaries under the 2005 Plan is 150,000 shares of Common Stock, which may be authorized and unissued or treasury shares. Any shares covered by stock options granted under the 2005 Plan that are forfeited, cancelled, or expire are considered undelivered for the purposes of determining the maximum number of shares of Common Stock available under the 2005 Plan. If any stock option is exercised by tendering shares of Common Stock to us as full or partial payment in connection with the exercise of a stock option under the 2005 Plan, only the number of shares of Common Stock issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the 2005 Plan.
Administration and Amendments. The 2005 Plan will be administered by the Board of Directors or a committee of the Board of Directors, and is currently administered by the Compensation Committee. The committee may establish such rules and regulations as it deems necessary for the proper administration of the 2005 Plan, including determinations, interpretations and actions in connection with the 2005 Plan and any Benefits granted pursuant to the 2005 Plan. The committee may amend the 2005 Plan from time to time or suspend or terminate the 2005 Plan at any time. However, no amendment shall have a material adverse effect on an outstanding stock option or unvested stock award without the consent of the non-employee director participating in the 2005 Plan. No amendment of the 2005 Plan may be made without approval of our stockholders if required by applicable law or by any listing agreement to which we are a party with a national securities exchange or other market system.

Stock Options. On the date of each Annual Meeting of our stockholders during the term of the 2005 Plan, each non-employee director in office immediately following such Annual Meeting may be granted a stock option to purchase from zero to 6,000 shares of Common Stock, the actual amount to be determined by the committee. The exercise price per share will equal the fair market value of a share on the date of grant.

Currently, for purposes of the 2005 Plan, the “fair market value” is either the closing price of our Common Stock on the date of calculation (or on the last preceding trading date if our Common Stock was not traded on such date) if our Common Stock is readily tradable on a national securities exchange or other market system, or if our Common Stock is not readily tradable, the amount determined in good faith by the Board of Directors as the fair market value of our Common Stock. If Amendment No. 1 to the 2005 Plan is approved by stockholders, for purposes of the 2005 Plan the “fair market value” of our Common Stock shall be (i) during such time as our

Common Stock is listed on any stock exchange, the closing price of the Common Stock as reported by such stock exchange or exchanges on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock or (ii) during any such time as our Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

The exercise price may be paid in cash or, in the discretion of the committee, by the delivery of shares of Common Stock then owned by the non-employee director (to be valued at their fair market value on the date of exercise), by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. The committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2005 Plan. In determining which methods a non-employee director may utilize to pay the exercise price, the committee may consider such factors as it determines are appropriate.

Currently, each stock option is exercisable at any time following the earlier of the first anniversary of, or the first Annual Meeting of our stockholders after, the date of grant, provided that the non-employee director continues to serve as our director on such anniversary. Prior to the first anniversary, however, a stock option will become immediately exercisable in the event of a “Change in Control” of the Company (as defined in the 2005 Plan), or upon termination of the non-employee director’s service as a result of disability or death. If Amendment No. 1 to the 2005 Plan is approved by stockholders, prior to the first anniversary, a stock option will also become immediately exercisable upon retirement. For purposes of the 2005 Plan, “retirement” shall mean voluntary termination of the service of a non-employee director after (a) having attained at least 62 years of age and having been on our Board of Directors for at least five years or (b) having been on our Board of Directors for at least ten years.

Currently, if a non-employee director ceases to serve as a director of the Company (except in the case of accelerated vesting of stock options upon a non-employee director’s death or disability), any outstanding stock option previously granted under the 2005 Plan will terminate and become null and void with respect to the shares of Common Stock as to those stock options which are not then exercisable. If Amendment No. 1 to the 2005 Plan is approved by stockholders, an additional exception for retirement shall be added to the reasons for accelerated vesting of stock options if a non-employee director ceases to serve as a director of the Company. Any portion of a non-employee director’s stock options that are vested but have not been exercised may, subject to certain exceptions, be exercised within three months after the date of termination of service as a director in the case of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election, or failure of such director to be re-elected by stockholders after nomination by the Company, or within one year in the case of termination of service as a director by reason of death or disability.

Each stock option terminates on the tenth anniversary of the date of grant unless terminated earlier under the terms of the 2005 Plan. However, stock options held by a non-employee director that have a remaining term of less than one year on the date of the non-employee director’s death will automatically be extended to the first anniversary of the date of death.

Annual Stock Awards for Non-Employee Directors. The 2005 Plan provides that each non-employee director will automatically receive a grant of stock awards annually. Currently, each non-employee director in office immediately following the date of each of our Annual Meetings will be granted the right to receive 2,000 shares of Common Stock. If Amendment No. 1 to the 2005 Plan is approved by our stockholders, each non-employee director in office immediately following the date of each of our Annual Meetings (the next business day in the case of the 2007 Annual Meeting) will be granted 2,200 shares of Common Stock. Each non-employee director who is first elected as a director shall be granted the right to receive 3,500 shares of our Common Stock, and there is no proposed increase to such number of shares. Currently, all such shares of Common Stock will be delivered to the non-employee director on the third anniversary after the date of grant. If Amendment No. 1 to the 2005 Plan is approved by our stockholders, the shares will be delivered on the first anniversary after the date of grant.

As the 2005 Plan is currently in effect, if a non-employee director’s service as a director terminates for any reason other than by death or disability, any and all unvested stock awards will terminate and become null and void.

If Amendment No. 1 to the 2005 Plan is approved by stockholders, an additional exception for retirement shall be added to the exceptions under which a non-employee director’s unvested stock awards will not terminate or become null and void. If Amendment No. 1 to the 2005 Plan is approved by stockholders, in the event of death, disability or retirement, all restrictions placed on any of the non-employee director’s stock awards shall lapse.

Other Provisions. The award of any Benefit under the 2005 Plan may also be subject to such other provisions as the committee determines appropriate.

Adjustments and Change in Control. The 2005 Plan contains provisions for equitable adjustment of stock options and stock awards (including any unvested stock award) if there is a change in our Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our stockholders. In addition, in order to prevent dilution or enlargement of a non-employee director’s rights under the 2005 Plan, the Board of Directors has the authority to adjust, in an equitable manner, the number of shares of Common Stock that may be issued and the number of stock options and stock awards that may be granted under the 2005 Plan.

If we experience a Change in Control, all outstanding stock options immediately become exercisable and all outstanding stock awards (including all unvested stock awards) immediately become vested and deliverable. In the event of a Change in Control, the Board of Directors, in its discretion, may cause each outstanding stock option to terminate, and each option holder would have the right to receive the excess of the fair market value of shares of Common Stock subject to his or her stock options over the exercise price, payable in cash or other property as determined by the Board of Directors.

Nontransferability. The 2005 Plan provides that stock options may be transferred generally only by the will of the non-employee director or under applicable inheritance laws. At the discretion of the committee, a stock option may be transferred solely to the non-employee director’s spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, subject to any restriction included in the award of the stock option.

Term of the Plan. Currently, the 2005 Plan shall terminate following the delivery of shares in respect of all Stock Awards granted on the date of our 2010 Annual Meeting, unless sooner terminated in accordance with its terms. If Amendment No. 1 to the 2005 Plan is approved by the stockholders, the 2005 Plan shall terminate following the delivery of shares in respect to all Stock Awards granted on the date of our 2015 Annual Meeting, unless sooner terminated in accordance with its terms.

Federal Income Tax Consequences. The following is a description of the Federal income tax consequences of certain transactions that may occur under the 2005 Plan. This summary is not intended to be exhaustive. It does not attempt to describe the Federal income tax consequences of each possible transaction under the 2005 Plan, nor does it describe any state, local or foreign tax consequences of any transactions under the 2005 Plan. Since the application of the general tax consequences described herein may vary depending on individual circumstances, each participant is urged to consult his or her own tax advisor regarding the Federal, state, local or foreign tax consequences of transactions under the 2005 Plan.

Nonqualified Stock Options. All stock options available under the 2005 Plan are Nonqualified Stock Options. No taxable income is reportable by the participant at the time a Nonqualified Stock Option is granted. Upon exercise, the amount by which the fair market value of the purchased shares of Common Stock on the exercise date exceeds the exercise price of the option will generally be taxable to the participant as ordinary income and deductible by us for tax purposes. Upon disposition of the shares of Common Stock, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the participant and will not result in any deduction to us.

Regulation. The 2005 Plan is neither qualified under the provisions of Section 401(a) of the Code, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Awards Pursuant to the 2005 Plan. If (i) Amendment No. 1 to the 2005 Plan receives stockholder approval, (ii) the nominees proposed for the Board of Directors are elected at the stockholder meeting and (iii) each nominee who is not currently our employee does not become our employee by the time of award, the following awards to the persons indicated below would be made on May 21, 2007, the next business day following the Annual Meeting:

Name of Non-Employee Directors	Dollar Value ($)	Number of Shares of Common Stock
Peter I. Bijur	Undetermined(1)	2,200
David J. Butters	Undetermined(1)	2,200
Marshall A. Crowe	Undetermined(1)	2,200
Louis S. Gimbel, 3rd	Undetermined(1)	2,200
Sheldon S. Gordon	Undetermined(1)	2,200
Robert B. Millard	Undetermined(1)	2,200
Robert T. O’Connell	Undetermined(1)	2,200
Rex C. Ross	Undetermined(1)	2,200
Non-Employee Director Group Total	Undetermined(1)	17,600

(1)The dollar amount of Common Stock will be dependent on the fair market value of our Common Stock on the date of grant, which is expected to be May 21, 2007, and therefore cannot be determined until that date. Based on $47.35, the closing price of our Common Stock on April 16, 2007, the non-employee director’s value of shares received would be $104,170.

All other Benefits under the 2005 Plan will be at the discretion of the committee. Therefore, should Amendment No. 1 to the 2005 Plan receive stockholder approval, no non-employee director would be guaranteed an award other than described above.

Required Vote for Approval of Amendment No. 1 to the 2005 Plan

Approval of proposed Amendment No. 1 to the 2005 Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will be counted as shares entitled to vote for approval of Amendment No. 1 to the 2005 Plan, but will have the same effect as a vote against the proposal. Broker non-votes are not counted as shares entitled to vote and will have no effect on the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSED AMENDMENT NO. 1 TO THE 2005 PLAN.

PROPOSALS BY STOCKHOLDERS AND STOCKHOLDER COMMUNICATIONS

The Company currently anticipates that its 2008 Annual Meeting will be held May 15, 2008. Any stockholder wishing to present a proposal for consideration at the meeting must submit it in sufficient time so that it will be received by the Company no later than December 18, 2007. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in the Company’s proxy statement and form of proxy related to the meeting and should be sent to the Company’s principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in the Company’s proxy statement and form of proxy is given to the Company after March 3, 2008, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting.

The Board of Directors does not have a formal process for stockholders to send communications (including director nominations) to the Board of Directors. Due to the infrequency of stockholder communications to the Board of Directors, the Board of Directors does not believe that a formal process is necessary. The Board of Directors will review periodically whether a more formal policy should be adopted. Written communications to the Board of Directors may be sent to our executive offices at GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, and we will promptly circulate such communications to all members of the Board of Directors (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board of Directors.

OTHER BUSINESS

Neither the Board of Directors nor the Company know of any other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

By order of the Board of Directors

/s/ Edward A. Guthrie
Edward A. Guthrie
Secretary
Houston, Texas
Date: April 17, 2007